Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION

DALLAS, Texas, November 18, 2013 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.378486 per unit, payable on December 30, 2013, to unitholders of record on November 29, 2013. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marinepetroleumtrust.com/.

This distribution of $0.378486 per unit is higher than the $0.351379 per unit distributed last quarter. As compared to the previous quarter, the volume of oil produced and included in the current distribution has increased while the volume of natural gas has decreased. The price of oil for this quarter has decreased, and the price for natural gas has increased. This distribution is higher than the $0.293298 per unit distributed in the comparable quarter in 2012. As compared to the comparable quarter in 2012, the volume of oil produced and included in the current distribution has increased, the volume of natural gas produced and included in the current distribution has decreased and the price of oil and the price of natural gas have each increased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.800.985.0794